Exhibit 8.1

May 14, 2019

BrightSphere Investment Group Inc.
200 Clarendon Street, 53rd Floor
Boston, MA 02116

Ladies and Gentlemen:

We have acted as counsel to BrightSphere Investment Group plc, a company organized under the laws of England and Wales (“BrightSphere-United Kingdom”), and BrightSphere Investment Group Inc., a Delaware corporation (“BrightSphere-Delaware”), in connection with the transactions described in the Registration Statement on Form S‑4, File No. 333-230202 (as amended or supplemented through the date hereof, the “Registration Statement”). At your request, and in connection with the filing of the Registration Statement, we are rendering this opinion concerning the treatment of the surrender of ordinary shares of BrightSphere-United Kingdom and the related receipt of shares of common stock of BrightSphere-Delaware as a result of the transactions described in the Registration Statement (collectively, the “Transactions”) as part of a “reorganization” within the meaning of Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Registration Statement.

In providing our opinion, we have examined the Registration Statement and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Transactions will be consummated as described in the Registration Statement and all parties will act in accordance with the requirements and provisions set forth therein (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the Transactions and the parties thereto set forth in the Registration Statement are true, complete and correct, and the Registration Statement is true, complete and correct, (iii) the factual statements and factual representations made by BrightSphere-United Kingdom and BrightSphere-Delaware in their joint representation letter dated as of the date hereof and delivered to us for purposes of this opinion (the “Representation Letter”) are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the consummation of the Transactions, (iv) any such statements and representations made in the Representation Letter “to the knowledge of” any person, “to the belief of” any person, as “intended” by any person, or similarly qualified are and will be true, complete and correct without such qualification, (v) all events described in any such statements and representations made in the Representation Letter as expected, planned, or intended to occur or not to occur will in fact occur or not occur, as applicable, and (vi) BrightSphere-United Kingdom and BrightSphere-Delaware and their respective subsidiaries and shareholders will treat the Transactions for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above described assumptions are untrue for any reason or if the Transactions are

Morgan, Lewis & Bockius LLP

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BrightSphere Investment Group Inc.
May 14, 2019
Page Two

consummated in a manner that is different from the manner described in the Registration Statement and the Representation Letter, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, and the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement under the heading “MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE REDOMESTICATION TO HOLDERS OF BRIGHTSPHERE-UNITED KINGDOM ORDINARY SHARES”, (i) we are of the opinion that, under currently applicable United States federal income tax law, the surrender of ordinary shares of BrightSphere-United Kingdom and the related receipt of shares of common stock of BrightSphere-Delaware as a result of the Transactions and as described in the Registration Statement should be treated as part of a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code, and (ii) the discussion under the heading “MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE REDOMESTICATION TO HOLDERS OF BRIGHTSPHERE-UNITED KINGDOM ORDINARY SHARES” constitutes our opinion as to the material U.S. federal income tax consequences of that exchange to holders of BrightSphere-United Kingdom ordinary shares.

There is some uncertainty regarding whether the exchange of BrightSphere-United Kingdom ordinary shares for shares of BrightSphere-Delaware common stock as a result of the Transactions will be treated as part of a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code because there is no authority directly addressing a transaction involving the same facts as the Transactions. In particular, the characterization of the Transactions for U.S. federal income tax purposes depends, in part, on the application of the “step transaction doctrine” articulated over time through judicial decisions and Internal Revenue Service rulings to integrate various component steps of the overall Transactions, and those decisions and rulings address facts that are not identical to the facts involved in the Transactions. Moreover, the characterization of the Transactions for U.S. federal income tax purposes involves the application of principles articulated in judicial decisions and Internal Revenue Service rulings in order to determine that certain specific statutory or regulatory requirements have been satisfied, and the relevant decisions and rulings address facts that are not identical to the facts involved in the Transactions.

We express no opinion on any issue relating to the tax consequences of the Transactions or any other action contemplated in the Registration Statement other than the opinion set forth above. Our opinion set forth above is based on the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and judicial precedents, all as of the date hereof. The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Transactions or any related actions, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the validity of the opinion set forth herein. We assume no responsibility to inform any person or entity of any such change or inaccuracy that may occur or come to our attention. In addition, our opinion is being delivered prior to the consummation of the Transactions and therefore is prospective and dependent on future events.

This opinion is furnished to you solely in connection with the Registration Statement and this opinion may not be relied upon for any other purpose without our prior written consent. We hereby consent to the use of our name in the Registration Statement and the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP